ISSUER FREE WRITING PROSPECTUS

(SUPPLEMENTING PRELIMINARY PROSPECTUS SUPPLEMENT FILED MARCH 6, 2007)

FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-114076

BRE PROPERTIES, INC.

5.500% Notes due March 15, 2017

FINAL TERMS AND CONDITIONS

Issuer:	BRE Properties, Inc.

Ratings:	Baa2 (Moody’s) / BBB (Fitch)

Note Type:	Senior Notes

Minimum Denomination:	$1,000

Pricing Date:	March 6, 2007

Settlement Date:	March 13, 2007

Maturity Date:	March 15, 2017

Principal Amount:	$300,000,000

Benchmark:	T 4.625% due 2/15/2017

Benchmark Yield:	4.528%

Re-offer Spread:	+99 bps

Re-offer Yield:	5.518%

Coupon:	5.500%

Public Offering Price:	99.863%

Gross Underwriting Spread:	0.65%

Optional Redemption:	Make whole call T+25 bps

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2007.

CUSIP:	05564E BK1

Joint Bookrunning Managers:	Greenwich Capital Markets, Inc.
Morgan Stanley & Co. Incorporated

Co Managers:	PNC Capital Markets LLC KeyBanc Capital Markets, a division of McDonald Investments Inc. Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free Greenwich Capital Markets, Inc. at 1-866-884-2071 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.